Exhibit 10(cc)

MANAGEMENT EMPLOYMENT AGREEMENT

The following Agreement is hereby entered into between Ed Pryts (thereafter known as “Executive”) and Cybex International, Inc. (together with its subsidiary corporations hereinafter known as the “Company”) and having its principal offices at 10 Trotter Drive, Medway, MA 02053.

1.	DUTIES AND RESPONSIBILITIES

Executive agrees to hold the position of Vice President of North American Sales and shall be directly responsible to Galen S. Lemar, Senior Vice President-Sales, Marketing and Service.

2.	BEST EFFORTS

Executive agrees to devote best efforts to his employment with the Company on a full-time basis. He further agrees not to use the facilities, personnel or property of the Company for personal or private business benefit.

3.	ETHICAL CONDUCT

Executive will conduct himself in a professional and ethical manner at all times and will comply with all company policies as well as all State and Federal regulations and laws as they may apply to the services, products and business of the Company.

4.	COMPENSATION

a.	Salary shall be payable in equal installments as per the Company’s payroll policy. Salary shall be considered on an annual basis and may be adjusted at any time based on individual and Company performance. See attached Exhibit A for current salary.

b.	Executive may participate from time-to-time in an executive bonus program. Executive’s participation in such bonus program, and the terms and conditions of thereof, shall be at the discretion of, and shall be determined by and subject to the approval of, the Company’s Board of Directors.

c.	Benefits shall be the standard benefits of the Company as they shall exist from time-to-time.

5.	NON-DISCLOSURE

Executive acknowledges that employment with the Company requires him to have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures, and trade secrets. Upon termination of employment for any reason, Executive agrees to return to the Company any such confidential information and material in his possession with no copies thereof retained. Executive further agrees whether during employment with the Company or any time after the termination thereof (regardless of the reason for such termination), be will not disclose nor use in any manner, any confidential or other material relating to the business, operations, or prospects of the Company except as authorized in writing by the Company. The foregoing restrictions shall not apply to any information which is presently public knowledge or which becomes public knowledge through a source or sources other than Executive.

6.	NON-COMPETITION; NON-SOLICITATION

Executive agrees that, during his employment with the Company and for a period of one year following termination of such employment, regardless of the reason for termination, Executive shall not, either directly or indirectly, for his own account, or for the account of any other person, firm or business, as employee, officer, director, owner, proprietor, partner, agent, consultant or any other capacity:

a.	Engage, within any geographic area in which the Company is then conducting its business, in any business segment in which he has actively participated as an employee of the Company; or

b.	Offer employment to any employee of the Company in any capacity whatsoever or attempt to induce or cooperate with any other firm in an attempt to induce an employee of the Company to leave the employ of the Company; or

c.	Attempt or cooperate with any other firm in an attempt to induce any independent contractor of Company to cease providing services to the Company; or

d.	Call upon, service, solicit or be solicited, or otherwise contact in any way, any Customer (as defined below) of the Company for purposes of selling or leasing, or attempting to sell or lease, any equipment, products or services of a type offered for sale or lease by the Company at any time during Executive’s employment with the Company; or

e.	Request that any Customer not purchase products or services from the Company or curtail or cancel its business with the Company.

For purposes of this Agreement, the term “Customer” includes those persons, businesses and entities, and their agents and employees, who (i) purchased or leased products or services from the Company at any time during Executive’s employment with the Company, or (ii) were called upon, solicited or otherwise contacted by Executive, or who contacted Executive, during the Executive’s employment with the Company for purposes related to the business of the Company; or (iii) received, during the six month period prior to the termination of Executive’s employment with the Company, any proposal from the Company for the sale or lease of any goods or services.

In the event the Company seeks enforcement of any of the covenants contained in this paragraph, the one year period of post-employment restrictions referred to above shall be extended by a period of time equal to that period beginning when the violation of the provisions of this paragraph began and ending when all activities constituting such violation shall have finally terminated in good faith, to Company’s reasonable satisfaction.

The Executive acknowledges that any breach of paragraph 5 or 6 hereto would cause irreparable damage to the Company, incapable of compensation by the award of money damages. The Executive therefore consents to the entering of equitable relief with respect to any such breach, without the necessity of proving actual damages, and agrees that Company may recover from Executive its costs, fees and expenses in enforcing these covenants.

7.	INVENTIONS

Executive agrees to promptly disclose to the Company each discovery, improvement, or invention conceived, made, or reduced to practice (whether during working hours or otherwise) during the term of employment. Executive agrees to grant to the Company the entire interest in all of such discoveries, improvements and inventions and to sign all patent/copyright applications or other documents needed to implement the provisions of this paragraph without additional consideration. Executive further agrees that all works of authorship subject to statutory copyright protection developed, jointly or solely, while employed shall be considered a work made for hire and any copyright thereon shall belong to the Company. Any invention, discovery, or improvement conceived, made, or disclosed during the one-year period following the termination of employment with the Company shall be deemed to have been made, conceived, or discovered during employment with the Company.

Executive acknowledges that the only discoveries, improvements, and other inventions made prior to the date hereof which have not been filed in the United States Patent Office are attached as Exhibit B.

8.	NO CURRENT CONFLICT

Executive hereby assures the Company that he is not currently restricted by any existing employment, non-compete agreement or similar agreement that would conflict with the terms of this Agreement.

9.	TERMINATION AND TERMINATION BENEFITS

Executive’s employment hereunder is “at will”, which means that either the Company or the Executive may terminate such employment at anytime, with or without cause or good reason.

a.	The Company may terminate other than for “cause” at any time upon written notice to Executive.

b.	The Company may terminate employment for “cause” at any time upon written notice setting forth the nature of such cause, provided, that in the case of clause (1) or (4) below, the failure or default shall not have been fully cured to the reasonable satisfaction of the Company within 30 days after the date such notification is provided. The following, as determined by the Company in its reasonable judgment, shall constitute “cause” for termination:

(1)	Executive’s willful failure to perform or gross negligence in the performance of his duties and responsibilities to the Company.

(2)	Executive’s failure to adequately perform his duties and responsibilities to the Company, which performance deficiencies continue sixty days after the Company shall have provided to the Executive written notice setting forth the nature of the performance deficiencies, all as reasonably determined by the Company.

(3)	Any misconduct by the Executive, which constitutes fraud, embezzlement or material dishonesty with respect to the Company.

(4)	Indictment or conviction of a felony or misdemeanor, provided in the case of a misdemeanor the crime involve any federal, state, or local law (i) applicable to the business of the Company or (ii) involving moral turpitude.

(5)	Any material breach of this Agreement.

c.	Executive may terminate employment at any time, with or without good reason, upon 30 days written notice to the Company. Upon receipt of such notice, the Company may, without penalty, designate an earlier termination date.

d.	If Executive resigns (other than pursuant to subparagraph (f) below) or employment is terminated by the Company for cause, the Company shall have no further obligation to Executive other than for normal salary earned through the date of termination. No severance pay or other benefits or compensation of any kind will be provided.

e.	In the event the Company terminates Executive’s employment other than “for cause” as defined above, the Company shall, as a severance benefit, continue to pay his normal salary until on the first to occur of (l) six months from the date of termination; or (2) the date Executive obtains other employment with comparable or better compensation. In the event Executive obtains other employment which does not have comparable or better compensation, the severance payable to Executive pursuant to this subparagraph (e) shall be reduced by the compensation paid to Executive in such new employment.

f.

In the event there is a “Change of Control” (as hereinafter defined) and neither the Company nor the Buyer offers the Executive a position with comparable compensation, the Executive may choose to resign and receive (in lieu of any other severance or like benefit) the severance provided in this subparagraph (f). The Executive must provide written notice of such election within the thirty-day period following the date of the Change of Control, and such resignation shall be effective on the 60th day following such written notice (unless the Company and the Executive agree to a different effective date). Upon such a resignation, the Company shall continue to pay to the Executive, as severance hereunder, his normal salary until the first to occur of(i) the end of the six months following the cessation of employment or (ii) the date the Executive obtains other employment with comparable or better compensation. In the event the Executive during such six months obtains other employment which does not have comparable or better compensation, the severance payable to the Executive shall be reduced by the compensation paid to the Executive in such new employment.

The term “Change of Control” as utilized herein refers to each of the following events:

(A)	Any change of control of the Company of a nature that would be required to be reported in the Company’s proxy statement under the Securities Exchange Act of 1934, as amended.

(B)	The Company effectuates the sale of all or substantially all of its assets, other than in the ordinary course of business; or

(C)	The Company effectuates a merger, consolidation or like business combination or reorganization, having the same effect as the event described in subsection (B) above.

g.	Regardless of the reason for termination, Executive shall have such rights as may be provided by COBRA and as may be provided pursuant to any retirement plan, which is qualified pursuant to ERISA and in which Executive participates.

10.	MISCELLANEOUS

a.	This Agreement and any disputes arising here from shall be governed by the law of the State of New York.

b.	In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration thereof; this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.

c.	This Agreement supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter. This Agreement may be amended or modified only by a written instrument signed by the parties hereto.

d.	The failure of either party at any time or times to require performance of any provision hereof shall in no way effect the right at a later time to enforce the same.

Executive Signature	CYBEX INTERNATIONAL, INC.

/s/ Ed Pryts	/s/ John Aglialoro
Ed Pryts, Vice President of North American Sales	John Aglialoro, Chairman and CEO

10/3/05	12/7/05
Date	Date